Exhibit 99.1

Heritage Announces Full Placement of 2023-2024 CAT XOL Reinsurance Program

Tampa, FL – May 18, 2023: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company announced today that it fully placed its 2023-2024 indemnity based, catastrophe excess-of-loss reinsurance program for its statutory insurance subsidiaries, Heritage Property Casualty Insurance Company, Narragansett Bay Insurance Company and Zephyr Insurance Company.

Key points of the 2023-2024 catastrophe reinsurance program include:

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Total consolidated cost of approximately $420.5 million, accounting for 32% of March 31, 2023, premiums-in-force, one point higher than the prior year cost which accounted for 31% of March 31, 2022, premium-in-force.

•	First event reinsurance tower exhaustion points of $1.3 billion for the Northeast, $1.1 billion in the Southeast and $870 million in Hawaii.

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The program includes $120 million Northeast only limit and $115 million of combined Northeast/Hawaii limit from the 2023 catastrophe bonds issued by a Bermuda-domiciled special purpose vehicle, Citrus Re Ltd., which provides multi-year reinsurance protection. Both bonds received authorizations above the initial targeted limits and at the lowest end of the pricing guidance. This is in addition to the $100 million limit of the 2022 in-force Northeast only catastrophe bond.

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The first event consolidated loss retention for the Southeast and Hawaii of approximately $40 million, and $30 million in the Northeast. Individual insurance companies will be less given the use of our captive reinsurance company, Osprey Re.

•	Florida Hurricane Catastrophe Fund participation of 90%, consistent with the prior year program.

•	The entire program is indemnity based, with no parametric covers.

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Includes the use of Reinsurance to Assist Policyholders (RAP) program created by the Florida legislature in 2022 and is expected to provide limit of approximately $71 million at no cost to the Company. The RAP program was deferred last year because our 2022-2023 placement was completed without this program.

“We are pleased to announce the completion and terms of our 2023-2024 CAT XOL reinsurance program,” said Heritage CEO Ernie Garateix. “We appreciate our reinsurance partners’ continued support and their recognition of our efforts to provide the appropriate coverage for the market. We expect rates to continue to increase and will take underwriting actions within statutory guidelines to ensure long-term profitability in the markets we serve. We will continue to seek profitable opportunities while maintaining a balanced portfolio.”

Heritage’s premiums-in-force of $1.3 billion as of first quarter 2023 represented a 10.9% increase from first quarter 2022 due to continued proactive underwriting and rate actions, despite a policy count reduction of approximately 50,000 policies. The significant rating actions resulted in an increase in average premium per policy throughout the book of business of 5.9% from fourth quarter 2022, and 21.9% over the first quarter 2022.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.3 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to our 2023-2024 catastrophe reinsurance program, and our strategic initiatives, including our risk diversification and selective underwriting strategies, and their impact on our future financial results and profitability. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 13, 2023, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contacts:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

Mike Houston

Lambert

HRTG@lambert.com